Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this "Amendment") is entered into this 26th day of February, 2015, by and between Silver Bull Resources, Inc., a Nevada corporation (the "Company"), and Sean Fallis ("Executive").  Reference is made to that certain Amended and Restated Employment Agreement by and between the Company and Executive effective as of February 26, 2013 (the "Employment Agreement").  All capitalized terms not defined herein shall have the meanings assigned to such terms in the Employment Agreement.  The Company and Executive are referred to in this Amendment collectively as the "Parties."

WHEREAS, the Parties desire to amend certain terms of the Employment Agreement as set forth below.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:
1.    Amendments to Section 4.2.  Section 4.2 shall be amended to:

4.2      Termination by Company Without Cause. The Company may terminate this Agreement without Cause at any time by providing the Executive with written notice of termination and a lump sum payment equal to twelve (12) months of Base Salary.
Termination will be effective immediate from the date of notification. The company will pay the Executive a lump sum payment equal to the Base Salary then in effect.
If the Company terminates this Agreement without Cause within three (3) months of a Change of Control of the Company, the Company must pay the Executive twenty-four (24) months of Base Salary plus a lump sum payment equal to the previous year's bonus paid to the Executive.
2.    No Other Changes.  Except as modified or supplemented by this Amendment, the Employment Agreement remains unmodified and in full force and effect.

3.    Miscellaneous.

(a)   Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein, which shall be deemed to be the proper law hereof.  The Parties hereby attorn to and submit to the jurisdiction of the courts of British Columbia.
(b)   Enurement. This Amendment shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

(c)   Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
(d)   Savings Clause.  If any provision of this Amendment or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment or the Employment Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment and the Employment Agreement are declared to be severable.
(e)   Entire Agreement. The provisions of this Amendment and the Employment Agreement constitute the entire agreement between the Parties and, except as specifically provided in any incentive plans that may have been or may be implemented from time to time, supersede and cancel all previous communications, representations and agreements, whether oral or written, between the parties with respect to the Executive's employment by the Company.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to Employment Agreement to be executed as of the date first above written.

SILVER BULL RESOURCES, INC.

Per: /s/ Timothy Barry
Name: Timothy Barry
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Sean Fallis
Sean Fallis